EXHIBIT 99.1

News Release

MMC REPORTS SECOND QUARTER 2006 RESULTS

NEW YORK, NEW YORK, August 3, 2006—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the second quarter and six months ended June 30, 2006. Consolidated revenues for the quarter were $3 billion, unchanged from the 2005 second quarter. Net income was $172 million, or $.31 per share, compared with $166 million, or $.31 per share, last year. Income from continuing operations was $173 million, or $.31 per share, compared with $160 million, or $.30 per share, in the second quarter of 2005. Stock option expense was $27 million, or $.03 per share, in the second quarter of 2006. Stock option expense was not recorded in the first half of 2005 due to MMC's adoption of SFAS No. 123(R) entitled "Share-Based Payment" on July 1, 2005.

For the first six months of 2006, consolidated revenues of $6 billion were essentially flat, compared with last year. Net income was $588 million, or $1.05 per share, compared with $300 million, or $.56 per share, in 2005. Results from discontinued operations, net of tax, were $177 million, or $.32 per share, compared with $11 million, or $.02 per share, in 2005. Income from continuing operations was $411 million, or $.73 per share, compared with $289 million, or $.54 per share, last year. Stock option expense for the first six months of 2006 was $67 million, or $.08 per share.

A number of noteworthy items affected second quarter and six months results in 2006 and 2005. Second quarter 2006 noteworthy items totaled $46 million, or $.05 per share. These items included restructuring and related costs; legal and regulatory costs primarily related to market service agreements; and other items indicated in the attached supplemental schedules. For the first six months of 2006, these noteworthy items totaled $109 million, or $.12 per share. In the second quarter of 2005 and first six months of the year, noteworthy items reduced earnings per share from continuing operations by $.12 and $.39, respectively.

Michael G. Cherkasky, president and chief executive officer of MMC, said: "Results for the quarter were mixed. Marsh achieved significant improvement in both operating margin and new business development, particularly in North America, which had improved retention rates from last year. However, underlying revenues in Europe did not meet expectations, due primarily to lower client retention levels. Guy Carpenter, Kroll, and Mercer Specialty Consulting all reported excellent results, with double-digit growth in revenues and profitability. Mercer Human Resource Consulting increased revenues, but profitability was disappointing. Putnam performed as expected. We are encouraged about the positive trends in all of our businesses, except for profitability in Mercer HR, which we are addressing."

Risk and Insurance Services

Risk and insurance services revenues declined 5 percent in the second quarter to $1.3 billion, or 3 percent on an underlying basis. Half of this decline was due to the planned reduction in sales of investments held through Risk Capital Holdings, which had second quarter revenues of $28 million, compared with $54 million in the prior year period.

Operating income increased markedly throughout the first half of the year, primarily reflecting expense savings from previously announced restructuring efforts. The operating margin for the first half of 2006 improved to 14.4 percent from 7.4 percent last year. Adjusting for the impact of noteworthy items and 2006 stock option expense, segment operating margin was 18.5 percent in the first half of 2006, compared with 15.7 percent in the same period of 2005. Please see the attached supplemental schedules for a reconciliation of these non-GAAP financial measures to reported GAAP results.

Marsh revenues declined 6 percent in the second quarter to $1.1 billion, or 4 percent on an underlying basis. Marsh's new business grew 8 percent globally, led by 18 percent growth in the United States. In Europe, new business development was essentially flat, compared with last year's strong second quarter. European underlying revenues declined, primarily in Continental Europe. Despite the sharp increase in U.S. property insurance rates in coastal areas, overall property and casualty insurance rates continued to decline in the quarter.

Guy Carpenter revenues rose to $214 million in the second quarter, an increase of 12 percent. This reflected strong new business levels of the quarter, continuing the performance of the first quarter. The substantial increase in U.S. coastal property catastrophe premium rates was offset by limited market capacity and higher risk retention by clients.

Risk Consulting and Technology

Kroll revenues increased 14 percent to $275 million in the second quarter, or 12 percent on an underlying basis. This strong performance was led by the corporate advisory and restructuring business, which increased revenues due to client success fees on completed engagements. Technology services, Kroll's largest business unit, reported a 5 percent increase in underlying revenues. This unit includes Kroll Ontrack's electronic discovery business, which responded successfully to the pricing pressures experienced in the first quarter. Kroll's operating income for the quarter increased 11 percent over 2005.

Consulting

Consulting revenues increased 8 percent to $1 billion in the second quarter. Mercer Human Resource Consulting increased revenues 4 percent to $751 million. Mercer HR's largest business, retirement consulting, increased underlying revenues 2 percent in the quarter. Human capital grew revenues 15 percent and HR Services 5 percent. Health and benefits revenues declined 4 percent. Despite Mercer HR's revenue growth, an increase in compensation expenses, including increased staff levels, contributed to a decline in segment profitability for the quarter.

Mercer Specialty Consulting revenues grew 17 percent to $297 million in the second quarter, reflecting continued excellent performance in all businesses. Mercer Oliver Wyman's financial services and risk consulting increased underlying revenues 19 percent, Mercer Management Consulting's strategy and operations grew revenues 11 percent, and economic consulting rose 14 percent. Based on this strong revenue growth, Mercer Specialty Consulting reported a marked increase in profitability.

Investment Management

Putnam revenues declined 10 percent to $339 million in the second quarter. Average assets under management were $185 billion, compared with $196 billion in the second quarter of 2005. Ending assets on June 30, 2006 were $180 billion, comprising $119 billion in mutual fund assets and $61 billion in institutional assets. Net redemptions were $6 billion, which included $2.8 billion due to the ending of Putnam's alliance with its Australian partner.

Other Items

MMC's financial position remains strong. During the second quarter, MMC made its second scheduled payment, in the amount of $255 million, for restitution to policyholder clients. Despite this, total net debt, which is total debt less cash and cash equivalents, was $3.9 billion at the end of the second quarter, essentially the same amount as at the end of the first quarter.

MMC's consolidated effective tax rate in the second quarter was 35.3 percent, compared with 29.9 percent in the second quarter of 2005. The rate in last year's second quarter reflected the favorable resolution of certain tax return audit issues.

Conference Call

A conference call to discuss second quarter 2006 results will be held today at 10:00 a.m. Eastern Time. To participate in the teleconference, please dial 800 240 8621 or 303 205 0033 (international). The access code for both numbers is 1634903. The audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available beginning approximately two hours after the event at the same web address.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "should," "will" and "would." For example, we may use forward-looking statements when addressing topics such as: future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC's revenues; our cost structure; the impact of acquisitions and dispositions; and MMC's cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

the economic and reputational impact of: litigation and regulatory proceedings brought by federal and state regulators and law enforcement authorities concerning our insurance and reinsurance brokerage and investment management operations (including the complaints relating to market service agreements and other matters filed by, respectively, the New York Attorney General's office in October 2004, the Connecticut Attorney General's office in January 2005 and the Florida Attorney General's office and Department of Financial Services in March 2006, and proceedings relating to market-timing matters at Putnam); and class actions, derivative actions and individual suits filed by policyholders and shareholders in connection with the foregoing;

•

in light of Marsh's elimination of contingent commission arrangements in late 2004, our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;

•	our ability to retain existing clients and attract new business, particularly in our risk and insurance services segment, and our ability to retain key employees;
•	period-to-period revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premiums attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends and utilization rates;

•

the actual and relative investment performance of Putnam's mutual funds and institutional and other advisory accounts, and the extent to which Putnam reverses its recent net redemption experience, increases assets under management and maintains management and administrative fees at historical levels;

•	our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies;
•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	the impact of increasing focus by regulators, clients and others on potential conflicts of interest, particularly in connection with the provision of consulting and investment advisory services;
•	fluctuations in the value of Risk Capital Holdings' investments in individual companies and investment funds;
•	our ability to make strategic acquisitions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations; and
•	changes in the tax or accounting treatment of our operations, and the impact of other legislation and regulation in the jurisdictions in which we operate.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made.

MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC's filings with the Securities and Exchange Commission.

MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share figures) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Service Revenue	$ 2,952	$ 2,926	$ 5,921	$ 5,939
Investment Income (Loss)	28	51	84	108

Total Revenue	2,980	2,977	6,005	6,047

Expense:
Compensation and Benefits	1,802	1,760	3,551	3,617
Other Operating Expenses	841	924	1,719	1,876

Total Expense	2,643	2,684	5,270	5,493

Operating Income	337	293	735	554
Interest Income	13	11	29	20
Interest Expense	(78)	(73)	(156)	(142)

Income Before Income Taxes and Minority Interest Expense	272	231	608	432
Income Taxes	96	69	192	139

Minority Interest Expense, Net of Tax	3	2	5	4

Income from Continuing Operations	173	160	411	289
Discontinued Operations, Net of Tax	(1)	6	177	11

Net Income	$ 172	$ 166	$ 588	$ 300

Basic Net Income Per Share - Continuing Operations	$ 0.32	$ 0.30	$ 0.75	$ 0.54

- Net Income	$ 0.31	$ 0.31	$ 1.07	$ 0.56

Diluted Net Income Per Share - Continuing Operations	$ 0.31	$ 0.30	$ 0.73	$ 0.54

- Net Income	$ 0.31	$ 0.31	$ 1.05	$ 0.56

Average Number of Shares Outstanding - Basic	549	535	548	533

Average Number of Shares Outstanding - Diluted	555	538	555	537

Shares Outstanding at 6/30	550	534	550	534

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Three Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Three Months Ended June 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2006	2005	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,106	$1,172	(6)%	—	(2)%	(4)%
Reinsurance Services	214	192	12%	—	—	12%
Risk Capital Holdings	28	54	(47)%	—	(7)%	(40)%

Total Risk and Insurance Services	1,348	1,418	(5)%	—	(2)%	(3)%

Risk Consulting & Technology	275	241	14%	—	2%	12%

Consulting
Human Resource Consulting	751	718	4%	—	—	4%
Specialty Consulting	297	254	17%	—	—	17%

Total Consulting	1,048	972	8%	—	—	8%

Investment Management	339	377	(10)%	—	—	(10)%

Total Operating Segments	3,010	3,008	—	—	(1)%	1%
Corporate Eliminations	(30)	(31)

Total Revenue	$ 2,980	$ 2,977	—	—	(1)%	1%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $44 million and $36 million for the three months ended June 30, 2006 and 2005, respectively.

Revenue includes investment income (loss) of $28 million and $50 million for Risk and Insurance Services and $0 and $1 million for Investment Management for the three months ended June 30, 2006 and 2005, respectively.

Risk Capital Holdings owns MMC's investments in insurance and financial services firms such as Ace Ltd., XL Capital Ltd. and Axis Capital Holdings Ltd. as well as the Trident Funds.

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Six Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Six Months Ended June 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2006	2005	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 2,252	$2,404	(6)%	(1%)	(2)%	(3)%
Reinsurance Services	495	474	5%	(1)%	—	6%
Risk Capital Holdings	74	117	(37)%	—	(8)%	(29)%

Total Risk and Insurance Services	2,821	2,995	(6)%	(1)%	(2)%	(3)%

Risk Consulting & Technology	518	474	9%	(1)%	1%	9%

Consulting
Human Resource Consulting	1,490	1,413	5%	(1)%	—	6%
Specialty Consulting	559	483	16%	(1)%	—	17%

Total Consulting	2,049	1,896	8%	(1)%	—	9%

Investment Management	684	775	(12)%	—	—	(12)%

Total Operating Segments	6,072	6,140	(1)%	(1)%	(1)%	1%
Corporate Eliminations	(67)	(93)

Total Revenue	$ 6,005	$ 6,047	(1)%	(1)%	(1%)	1%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $85 million and $71 million for the six months ended June 30, 2006 and 2005, respectively.

Revenue includes investment income (loss) of $78 million and $106 million for Risk and Insurance Services and $1 million and $0 for Consulting and $5 million and $2 million for Investment Management for the six months ended June 30, 2006 and 2005, respectively.

Risk Capital Holdings owns MMC's investments in insurance and financial services firms such as Ace Ltd., XL Capital Ltd. and Axis Capital Holdings Ltd. as well as the Trident Funds.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Risk and Insurance Services	$ 1,348	$ 1,418	$ 2,821	$ 2,995
Risk Consulting & Technology	275	241	518	474
Consulting	1,048	972	2,049	1,896
Investment Management	339	377	684	775

	3,010	3,008	6,072	6,140
Eliminations	(30)	(31)	(67)	(93)

	$ 2,980	$ 2,977	$ 6,005	$ 6,047

Operating Income (Loss) Including Minority Interest Expense:
Risk and Insurance Services	$ 139	$ 86	$ 407	$ 223
Risk Consulting & Technology	40	36	61	73
Consulting	124	130	237	240
Investment Management	76	71	140	121
Corporate	(42)	(30)	(110)	(103)

	$ 337	$ 293	$ 735	$ 554

Segment Operating Margins:
Risk and Insurance Services	10.3%	6.1%	14.4%	7.4%
Risk Consulting & Technology	14.5%	14.9%	11.8%	15.4%
Consulting	11.8%	13.4%	11.6%	12.7%
Investment Management	22.4%	18.8%	20.5%	15.6%
Consolidated Operating Margin	11.3%	9.8%	12.2%	9.2%
Pretax Margin	9.1%	7.8%	10.1%	7.1%
Effective Tax Rate	35.3%	29.9%	31.6%	32.2%
Potential Minority Interest Associated with the Putnam
Equity Partnership Plan Net of Dividend Equivalent
Expense Related to MMC Common Stock Equivalents	$ (3)	$ —	$ (5)	$ —

Marsh & McLennan Companies, Inc.
Supplemental Information - Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:
The year-over year comparability of MMC's second quarter and six-month financial results, and of operating margins in Risk & Insurance Services, is affected by a number of noteworthy items and by stock option expense.

Noteworthy Items. The schedules below identify noteworthy items for the three- and six-month periods ended June 30, 2006 and 2005. These items reflect certain direct and indirect costs of legal and regulatory matters involving MMC, arising out of: the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005; and market-timing and other issues at Putnam.

Marsh's elimination of market service agreements in late 2004 has resulted in significant changes to MMC's business operations. Accordingly, noteworthy items include: restructuring charges in Risk & Insurance Services; restructuring charges in Corporate, relating in 2006 to future rent on non-cancelable leases in MMC's New York headquarters building, and in 2005 to the consolidation of office space in London; accelerated amortization of leasehold improvements, relating primarily to vacating office space at MMC's headquarters prior to the end of the lease term; and expense relating to employee retention awards in 2005.

Noteworthy items also include certain settlement costs and legal expenses attributable to the legal and regulatory matters described above. In 2005, regulatory expenses in Risk & Insurance Services include fees for professional services provided by other MMC companies; the resulting inter-company balances are eliminated in Corporate. Noteworthy items also include an insurance recoverable at Putnam in 2006 relating to previously expensed legal fees, and costs at Putnam in 2005 to address issues relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years.

	Risk & Insurance Services	Risk Consulting & Technology	Consulting	Investment Management	Corporate & Eliminations	Total

Three Months Ended June 30, 2006

Restructuring Charges	$ 26	$ —	$ (1)	$ —	$ 1	$ 26
Accelerated Amortization/Depreciation	16	—	—	—	3	19
Settlement, Legal and Regulatory	11	—	—	—	—	11
Insurance Recoverable	—	—	—	(10)	—	(10)

Total Impact in 2006	$ 53	$ —	$ (1)	$ (10)	$ 4	$ 46

Three Months Ended June 30, 2005

Restructuring Charges	$ 48	$ —	$ —	$ —	$ 5	$ 53
Employee Retention Awards	23	—	10	—	—	33
Settlement, Legal and Regulatory	10	—	—	—	(2)	8
Estimated Mutual Fund Reimbursement	—	—	—	4	—	4
Other	7	—	—	—	—	7

Total Impact in 2005	$ 88	$ —	$ 10	$ 4	$ 3	$ 105

Six Months Ended June 30, 2006

Restructuring Charges	$ 45	$ —	$ (1)	$ —	$ 27	$ 71
Accelerated Amortization/Depreciation	21	—	—	—	3	24
Settlement, Legal and Regulatory	21	—	—	3	—	24
Insurance Recoverable	—	—	—	(10)	—	(10)

Total Impact in 2006	$ 87	$ —	$ (1)	$ (7)	$ 30	$ 109

Six Months Ended June 30, 2005

Restructuring Charges	$ 144	$ —	$ —	$ —	$ 54	$ 198
Employee Retention Awards	38	—	20	—	—	58
Settlement, Legal and Regulatory	53	—	—	—	(19)	34
Estimated Mutual Fund Reimbursement	—	—	—	34	—	34
Other	10	—	—	—	(3)	7

Total Impact in 2005	$ 245	$ —	$ 20	$ 34	$ 32	$ 331

Stock Option Expense. The year-over-year comparability of MMC's second quarter and six-month financial results is also affected by MMC's adoption, effective July 1, 2005, of SFAS 123 (R) ("Share Based Payment"). Beginning in the third quarter of 2005, MMC has recognized costs under SFAS 123 (R), primarily related to stock options, which it did not recognize in prior periods. Stock option expense for the three months ended June 30, 2006 was $27 million, as follows: Risk & Insurance Services - $9, Risk Consulting & Technology - $1, Consulting - $10, Investment Management - $2, Corporate - $5. Stock option expense for the six months ended June 30, 2006 was $67 million, as follows: Risk & Insurance Services - $27, Risk Consulting & Technology - $2, Consulting - $23, Investment Management - $7, Corporate - $8.

Impact on Operating Margins in Risk & Insurance Services. In Risk & Insurance Services, noteworthy items and stock option expense together totaled $114 million in the first half of 2006, affecting segment operating margin by 4.1 points. Noteworthy items totaled $245 million in the first half of 2005, affecting segment operating margin by 8.3 points. Adjusting for these impacts, segment operating margin for the first half of 2006 was 18.5 percent, compared to 15.7 percent for the first half of 2005. This adjusted segment operating margin is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. MMC believes that presenting this measure may help investors and others understand aspects of Risk & Insurance Services operating performance that may not be apparent from MMC's reported GAAP results. However, this non-GAAP financial measure is not a substitute for MMC's reported GAAP information, and may not be comparable to similar information provided by industry peers.

Marsh & McLennan Companies, Inc. Supplemental Information - Putnam Assets Under Management (Billions) (Unaudited)
	June 30, 2006	March 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005

Mutual Funds:
Growth Equity	$ 27	$ 31	$ 31	$ 32	$ 33
Value Equity	36	37	37	38	39
Blend Equity	26	27	26	26	26
Fixed Income	30	31	32	33	34

Total Mutual Fund Assets	119	126	126	129	132

Institutional:
Equity	32	34	34	33	33
Fixed Income	29	29	29	30	30

Total Institutional Assets	61	63	63	63	63

Total Ending Assets	$ 180	$ 189	$ 189	$ 192	$ 195

Assets from Non-US Investors	$ 31	$ 32	$ 32	$ 33	$ 34

Average Assets Under Management:
Quarter	$ 185	$ 190	$ 188	$ 195	$ 196

Year-to-Date	$ 188	$ 190	$ 196	$ 198	$ 200

Net Redemptions including
Dividends Reinvested:
Quarter	$ (6.0)	$ (6.6)	$ (6.4)	$ (8.5)	$ (7.1)

Year-to-Date*	$ (12.6)	$ (6.6)	$ (31.7)	$ (25.3)	$ (16.8)

Impact of Market/Performance on Ending
Assets Under Management	$ 3.5	$ 7.0	$ 2.8	$ 5.6	$ 3.1

* Net Redemptions in the three month and year-to-date periods ended June 30, 2006 include $2.8 billion of redemptions in institutional equity resulting from ending Putnam's alliance with an Australian partner.

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,375	$2,020
Net receivables	2,921	2,730
Assets of discontinued operations	53	153
Other current assets	353	359

Total current assets	4,702	5,262
Goodwill and intangible assets	7,816	7,773
Fixed assets, net	1,122	1,178
Long-term investments	329	277
Prepaid pension	1,647	1,596
Other assets	1,821	1,806

TOTAL ASSETS	$17,437	$17,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$699	$498
Accounts payable and accrued liabilities	1,704	1,733
Regulatory settlements - current portion	236	333
Accrued compensation and employee benefits	928	1,413
Liabilities of discontinued operations	170	89
Accrued income taxes	39	192
Dividends payable	94	93

Total current liabilities	3,870	4,351
Fiduciary liabilities	4,228	3,795
Less - cash and investments held in
a fiduciary capacity	(4,228)	(3,795)

	-	-
Long-term debt	4,533	5,044
Regulatory settlements	172	348
Pension, postretirement and postemployment benefits	1,228	1,180
Other liabilities	1,618	1,609

Total stockholders' equity	6,016	5,360

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,437	$17,892